Exhibit 10.2
FEDERAL-MOGUL CORPORATION
2010 STOCK INCENTIVE PLAN
PERFORMANCE AWARD AGREEMENT – MOTORPARTS SEGMENT

THIS PERFORMANCE AWARD AGREEMENT (the “Agreement”) is made by and between Federal-Mogul Corporation (Motorparts segment), a Delaware corporation (the “Company”), and [Name], an officer or employee of the Company or a subsidiary of the Company (the “Participant”) effective as of January 1, 2016.

In consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Participant hereby agree as follows:

1.    GRANT. The Company hereby grants to the Participant identified above a “Performance Award” (sometimes referred to herein as the “Award”) (calculated in the manner set forth herein and the Plan) subject to the terms and conditions set forth herein and the Federal-Mogul Corporation 2010 Incentive Plan (as may be amended from time to time) (the “Plan”). It is intended that the Award granted hereunder shall be deemed to be a “performance unit” under the Plan expressed hereunder in the form of Performance-Based Cash Awards within the meaning of Section 10(c) of the Plan. No Performance Award will be paid or payable hereunder unless the Participant earns the Performance Award pursuant to Sections 6 and/or 7 hereof; provided that, if the Participant is a Covered Employee (as defined below), any payment to Participant in respect of the Performance Award shall be contingent on certification by the Compensation Committee of the Company’s Board of Directors (the “Committee”) of the achievement of the applicable performance objectives. A copy of the Plan is attached as an exhibit hereto and the terms and conditions thereof are incorporated herein by this reference and are expressly made part of this Agreement. All terms used herein and defined in the Plan shall, unless otherwise defined herein, have the same meaning set forth in the Plan. If the Participant is a Covered Employee, and if any compensation to be realized by the Participant pursuant to the Award is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder (“Qualified Performance-Based Compensation”), the provisions of this Agreement shall be construed and administered in a manner consistent with this intent. The Award granted hereby is non-transferable except as otherwise permitted under the Plan. As used herein, a “Covered Employee” means a person designated by the Compensation Committee as likely to be a “covered employee” (as such term is defined under Code Section 162(m)) with respect to a given fiscal year of the Company for which or in which the Performance Award is payable. The Participant may be designated as a Covered Employee hereunder even if the Participant is in fact not a “covered employee” for purposes of Code Section 162(m). Notwithstanding the foregoing, if the Participant is designated as a Covered Employee, the Participant will cease being a Covered Employee if, with respect to the applicable taxable year in which compensation is payable by the Company to the Participant in respect of the Performance Award, the Participant is in fact not a “covered employee” for purposes of Code Section 162(m).
2.    PERFORMANCE PERIOD. The Performance Period for this Award shall be the three-year period commencing on January 1, 2016 and ending on December 31, 2018.

3.    VESTING. The Performance-based portion of the Award shall be earned in accordance with Sections 6 and/or 7 hereof, subject to the Participant’s continuous employment throughout the Performance Period. The Service-based portion of the Award shall vest 1/3 after year two of the three-year Performance Period and 2/3 after year 3 of the Performance Period, subject to the Participant’s continued employment with the Company through the applicable payment date.
4.     PERFORMANCE MEASURE. The performance measure for the Performance Period shall have two elements; the cumulative Operational EBITDA for the Performance Period and Return on Working Assets (ROWA). Operational EBITDA is defined as disclosed in the Company’s SEC filings.

Notwithstanding anything to the contrary in the foregoing, for purposes of calculating Operational EBITDA and ROWA (see below definition), the Committee shall, subject to the terms of the Plan (and solely to the extent consistent with the exemption under Code Section 162(m) for compensation intended to constitute Qualified Performance-Based Compensation), adjust the calculation of Operational EBITDA and ROWA, or their respective targets, based on approved capital expansion plans, acquisitions, changes in foreign currency exchange rates and other changes in Company business for events or actions during the course of the Performance Period that vary from business plan assumptions or that are extraordinary and/or non-recurring (including but not limited to goodwill impairments or legacy costs). For purposes of clarification, the Operational EBITDA performance target set forth in Section 6 is based on the Company’s current business plan.

ROWA is expressed as a percentage. It is equal to fiscal year Earnings Before Interest, taxes and Intangible Amortization (EBITA) divided by monthly average Working Assets. Working Assets equal accounts receivable plus inventory, less accounts payable, plus PP&E (plant, property and equipment), capitalized software, plus investment in non-consolidated joint ventures. The ROWA calculation will assume factoring levels remain constant with levels as at December 31, 2015.

5.    SERVICE UNIT MEASURE. The service unit measure for the Performance Period shall be based upon the Participant remaining ‘in good standing’ for the Performance Period and will be further qualified pursuant to Sections 7, 8, 9, 10 and 11 below. This Section 5 shall not apply to the Participant if he or she is a Covered Employee.
6.    PERFORMANCE GOAL.

2016 Operational EBITDA: $280 Million
2017 Operational EBITDA: $315 Million
2018 Operational EBITDA: $365 Million
Cumulative Operational EBITDA of $960 Million

RETURN ON WORKING ASSETS:

2016 9.5% Target
2017 10.7% Target
2018 12.6% Target

7.    PERFORMANCE AWARD.

a.
Participant’s Target Long-term Incentive Award shall be a combination of a Performance-based target award and a Service-based target award (except that, if the Participant is a Covered Employee, his or her Target Long-term Incentive Award shall be solely a Performance-based target award). For the 2016-2018 performance cycle the total target award for both elements shall be a total target of ____________ allocated as follows:

i.
Participant’s Performance-based Long-term Incentive Award portion of the Long-term Incentive Award will equate to 75% of the total target (7a); provided, however, that, if the Participant is a Covered Employee, such portion shall instead be 100% of the total target (7a) and clause (ii) below shall not apply. The Performance-based Long-term Incentive will be determined based on the two performance metrics described in section 4 of the Agreement. Actual award will be the Target Long-term Incentive Award multiplied by the percent of the Long-term Incentive Award Earned as determined in accordance with the Appendix.

ii.
Participants Service Unit Award portion of the Long-term Incentive Award will equate to 25% of the participants total Long-term Incentive target (7a). The Service Unit portion of the Long-term Incentive Award shall be payable as follows: 1/3 in year two and 2/3 in year three of the performance cycle, subject to the Participant’s continued employment with the Company through the applicable payment date.

8.    TIMING AND FORM OF PAYOUT. Except as hereinafter provided, after the end of the Performance Period, the Participant shall be entitled to receive a payment (if any) equal to the value of the Award in a lump sum in cash subject to the terms and conditions herein. Payment of such amount shall be made as soon as administratively practicable after the later of (i) the filing of the Company’s 2018 Annual Report on Form 10-K (or any successor filing) and (ii) the “Operational EBIDTA” and “ROWA” results are calculated and certified by the Committee following the end of the Performance Period, but in no event later than April 30, 2019. If the Participant is a Covered Employee, then any payment to Participant under this Section 8 that is intended to constitute Qualified Performance-Based Compensation shall be conditioned upon the written certification of the Committee that the applicable performance objectives and any other material conditions applicable to such award have been achieved, and any such certification by the Committee shall be set forth in its minutes. All Award payments shall be reduced by amounts required to be withheld for taxes at the time payments are made.
9.    SEPARATION FROM SERVICE FOR ANY REASON. Performance Awards are not considered earned until they are approved by the Committee and are actually paid by the Company. Except as may be provided in Section 10 or Section 11, the Participant must be an employee of the Company and/or an Affiliate continuously from the date of this Award until the Performance Award is paid. Consequently, a Participant whose employment with the Company is voluntarily or involuntarily terminated prior to the Performance Award payment date will be ineligible for payment of the Performance Award, except as otherwise may be provided by the Committee pursuant to Section 10 or Section 11, in which case any such Performance Award to the terminated employee shall be paid at the time Performance Awards are paid to active employees pursuant to Section 8 above or pursuant to Section 11.

10.    DEATH, DISABILITY, OR SEPARATION FROM SERVICE DUE TO (i) TERMINATION BY THE COMPANY OTHER THAN FOR A BREACH OF CONDUCT, OR (ii) TERMINATION BY THE COMPANY DUE TO PARTICIPANT’S DISABILITY. In the event of the Participant’s death, or separation from service due to (i) termination by the Company for any reason other than for a Breach of Conduct, or (ii) termination by the Company due to the Participant’s Disability, each, a “Qualifying Event”, in each case on or after January 1, 2016 and prior to the end of the Performance Period, the Committee may, in its sole and absolute discretion, take action to cause the Participant (or in the case of the Participant's death, the Participant's beneficiary) to be entitled to receive an Award payout equal to the Performance Award (calculated in accordance with Section 8) as if he or she had remained employed until the last day of the Performance Period based on actual results, multiplied by a fraction, the numerator of which shall be the number of full calendar months during the period of January 1, 2016 through the date the Participant's employment terminated due to a Qualifying Event and the denominator of which shall be thirty-six (36), the total number of months in the Performance Period. The payment of any such amount shall be made according to same terms set forth in Section 8 above. As used herein, “Disability” shall have the meaning ascribed to such term in the Plan and must also constitute a “disability” pursuant to Section 409A(a)(2)(C) of the Code.

11.    PAYMENT UPON A CHANGE IN CONTROL. Notwithstanding anything to the contrary in the Plan or this Agreement, upon the occurrence of both a Change in Control during the Performance Period, and a separation from service due to termination by the Company other than for a breach of conduct as defined in Section 2(d) of the Plan, the participant will be entitled to receive an Award payout equal to the Performance Award (calculated in accordance with Section 8) as if he or she had remained employed until the last day of the Performance Period based on actual results, multiplied by a fraction, the numerator of which shall be the number of full calendar months during the period of January 1, 2016 through the date the Participant's employment terminated due to a Qualifying Event and the denominator of which shall be thirty-six (36), the total number of months in the Performance Period. The payment of any such amount shall be made according to same terms set forth in Section 8 above.

12.    NO LIMITATION ON RIGHTS OF THE COMPANY. The grant of this Award shall not in any way affect the right or power of the Company to make adjustments, reclassification, or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

13.    CANCELLATION, RESCISSION, AND CLAWBACK OF AWARDS. In the event of a restatement of the Company’s consolidated financial statements that would reduce the amount of any previously awarded Performance Award, the related outstanding awards will be cancelled or reduced accordingly. For Performance Awards that have been paid, the Participant shall pay over to the Company an amount equal to any gain realized as a result of the exercise, distribution or settlement (whether at the time of exercise, distribution or settlement or thereafter) within (a) the twenty-four (24) months preceding such financial restatement for the Chief Executive Officer, the Chief Financial Officer, and the Chief Accounting Officer of the Company or (b) the twelve (12) months preceding such financial restatement for all other Participants.

Additionally, the Committee may at any time, in its sole and absolute discretion, cancel, declare forfeited, rescind, or require the return of any outstanding Award (or a portion thereof) upon the Committee determining that, at any time (whether before or after the grant date of the Award), an event or condition has occurred that would have given the Company the right to terminate the Participant for a Breach of Conduct. In addition, at any time following the payment of an Award, the Committee may, in its sole and absolute discretion, rescind any such payment and require the repayment of an Award (or a portion thereof) upon the Committee determining that, at any time (whether before or after the payment of the Award), an event or condition has occurred that would have given the Company the right to terminate the Participant for a Breach of Conduct.

The Committee’s determination that an event or condition has occurred that would have given the Company the right to terminate the Participant for a Breach of Conduct, and its decision to require rescission of an Award’s payment, shall be conclusive, binding, and final on all parties. The Committee’s determination that a Participant has violated the terms of the Plan or the Award and the Committee’s decision to cancel, declare forfeited, or rescind an Award or to require rescission of an Award’s payment shall be conclusive, binding, and final on all parties.

In connection with any cancellation, forfeiture or rescission contemplated by this Section 13 or the Plan, the terms of repayment by the Participant shall be determined in the Committee’s sole and absolute discretion, which may include, among other terms, the repayment being required to be made (i) in one or more installments or payroll deductions or deducted from future bonus payments or (ii) immediately in a lump sum in the event that such Participant incurs a termination of employment.

To the extent not prohibited under applicable law, the Company, in its sole and absolute discretion, will have the right to set off (or cause to be set off) any amounts otherwise due to a Participant from the Company in satisfaction of any repayment obligation of such Participant hereunder, provided that an such amounts are exempt from, or set off in a manner intended to comply with the requirements of, Section 409A of the Code.

14.    NOTICE. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by electronic mail or personally, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered (if sent by electronic mail or personal delivery) or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to the Chief Financial Officer and, in the case of the Participant, to his or her address set forth on the signature page hereto or, in each case, to such other address as may be designated in a notice given in accordance with this Section 14. Electronic mail notices to Participant shall be sent to his or her e-mail address on file with the Company, and electronic mail notices to the Company shall be sent to the Company’s Human Resources Department.

15.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

16.    PARTICIPANT ACKNOWLEDGMENT. The Participant hereby acknowledges receipt of a copy of the Plan, has read and understands the Plan, and agrees to be bound by all terms and provisions contained therein.

17.    DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

18.    UNFUNDED STATUS. The Performance Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms and conditions of this Agreement and the Plan, payment in respect of the Award as provided herein. By accepting this Performance Award, the Participant understands that this grant does not confer any legal or equitable right (other than those constituting the Performance Award) against the Company or any of its affiliates, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any of its affiliates. The rights of the Participant (or any person claiming through the Participant) under this Agreement shall be solely those of an unsecured general creditor of the Company.

19.    NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in this Agreement shall be interpreted or construed to confer upon the Participant any right with respect to continuance of employment by the Company or one of its subsidiaries, nor shall this Agreement interfere in any way with the right of the Company or one of its subsidiaries to terminate the Participant’s employment therewith at any time. In addition, the Performance Award is provided solely as an incentive and shall not constitute part of the Participant’s employment compensation package. The Performance Award shall not be considered part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, long-service awards, pension, or retirement benefits or similar payments.

20.    TAX WITHHOLDING. The Participant shall be liable for any and all federal, state, provincial, local or foreign taxes, pension plan contributions, employment insurance premiums, social insurance contributions, amounts payable to a governmental and/or regulatory body in the Participant’s country and other levies of any kind required by applicable laws to be deducted or withheld with respect to the Performance Award (collectively, the “Withholding Taxes”). The Company and its subsidiaries shall have the right to deduct and withhold all required Withholding Taxes from any payment or other consideration deliverable hereunder to the Participant.

21.     PLAN DOCUMENT CONTROLS. The rights herein granted are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully herein. In the event that the terms of this Agreement conflict with the terms of the Plan document, the Plan document shall control.

22.    COMPLIANCE WITH SECTION 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant by Code Section 409A (or analogous state laws) or any damages for failing to comply with Code Section 409A (or analogous state laws).

If the Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Participant before the earlier of (i) the date immediately following the expiration of the six-month period measured from the date of the Participant’s termination of employment, and (ii) the date of the Participant’s death. A termination of employment shall be deemed to occur only if it is a “separation from service” as defined in the Plan, and references in this Agreement to “termination,” “termination of employment,” or like terms shall mean a separation from service.

23.    DATA PROTECTION. By executing this Agreement, the Participant consents to the holding and processing of personal information provided by the Participant to the Company, any affiliate of the Company, trustee or third party service provider, for all purposes relating to the performance of this Agreement. These include, but are not limited to: (i) administering and maintaining Participant records; (ii) providing information to the Company, its affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators; (iii) providing information to future purchasers or merger partners of the Company or any of its affiliates, or the business in which the Participant works; and (iv) to the extent not prohibited by applicable law, transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

24.    CONFIDENTIALITY. By executing this Agreement, the Participant agrees and acknowledges that at all times, and notwithstanding any payment or forfeiture of this Award, he or she will hold in strict confidence and will not disclose the terms of this Performance Award and/or the Plan to any third party, except to Participant’s spouse or significant other, legal counsel, financial or tax advisor, or as otherwise required by law. In the event Participant discloses such information to one or more of the foregoing individuals, such individual(s) shall also be bound by the confidentiality obligations set forth herein.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, as of the day and year first above written.

Participant	Federal-Mogul Corporation
__________________________ Name:	By: __________________________ Name: Anthony F. Papa Title: SVP Global Human Resources